Exhibit 10.1

SECOND AMENDMENT

This Second Amendment is made this 1st day of April, 2010, (the “Effective Day”) by and between Vasona Business Park, a California partnership, hereinafter referred to as “Lessor”, and Procera Networks, Inc., a Nevada corporation hereinafter referred to as “Lessee”.

Whereas Lessor and Lessee entered into a lease for approximately 11,772 square feet of space in that larger 33,020 square foot industrial building commonly known as 100C Cooper Ct., Los Gatos, California (the “Original Lease”) and

Whereas, the Lease was previously extended in that certain Lease Extension dated November 5, 2007 (the “Lease Extension”), and

Whereas, The Lease and Lease extension were amended on April 30, 2009.

Now Therefore, Lessor and Lessee agree to amend the Lease, Lease Extension and First Amendment with a Second Amendment as follows:

1.
Section 3 of the Original Lease, Paragraph 2 of the Lease Extension and Paragraph 1 of the First Amendment shall be changed.  The rent payable on May 1, 2010, and in advance of the first day of each month until June 30, 2011, shall be $15,000.00.

2.
Paragraph 5 of the Lease Extension shall be changed to agree with Paragraph 11 of the Original Lease.  Lessee shall, as of May 1, 2010, be responsible for their full prorata portion of the utilities as stated in Paragraph 11 of the Original Lease.

All other terms and conditions of all mentioned documents shall remain the same for the duration of the lease term.

Agreed and Accepted:

Vasona Business Park	Procera Networks, Inc.